Exhibit 10.23

PROMISSORY NOTE

REVOLVING LINE OF CREDIT

Loan No. 195530

$4,785,000.00	May 23, 2012

For Value Received, SAN ANDREAS ROAD WATSONVILLE, LLC, a California limited liability company (the “Borrower”), hereby promises to pay to the order of the METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, at 10801 Mastin Blvd., Suite 930, Overland Park, Kansas 66210, or such other address as the holder of this Note may designate (“Lender”), the principal sum of up to FOUR MILLION SEVEN HUNDRED EIGHTY-FIVE THOUSAND AND NO/100 Dollars ($4,785,000.00), together with interest from the date of the initial advance of funds hereunder on the said principal sum, or the unpaid balance thereof, at the interest rate or rates set forth below, such principal and interest is to be paid in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. The Loan evidenced by this Note is a revolving line of credit and amounts may be advanced and repaid hereunder pursuant to the terms of that certain Loan Agreement dated as of even date herewith between Borrower and Lender (the “Loan Agreement”).

1. Interest.

The outstanding principal balance of this Note shall bear interest at a rate equal to the greater of (i) a variable rate equal to the interest rate per annum published in the Wall Street Journal under the caption “Money Rates, London Interbank Offer Rates” for three-month calendar periods (the “LIBOR Rate”), plus the Spread (as defined below), provided that if such publication is not available or such rate is not set forth therein, the LIBOR Rate shall be determined on the basis of another source reasonably acceptable to Lender, or (ii) Three and 25/100 percent (3.25%) per annum. The interest rate under this Note will be adjusted quarterly on the fifth (5th) day of each January, April, July and October, based upon the LIBOR Rate for the business day prior to such adjustment date. The “Spread” shall initially be 300 basis points (3.0%). On April 5, 2014, the Spread will be adjusted to a spread determined by Lender applying its standards for determining a LIBOR rate spread for a loan of equivalent term considering the amount of the loan, the credit risk, the collateral, the borrower and other factors normally used in Lender’s determination of an appropriate spread to be charged to a borrower.

NOTICE TO BORROWER: THIS DOCUMENT CONTAINS

PROVISIONS FOR A VARIABLE INTEREST RATE.

Initial Here

/s/ DG

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2. Payments. Payments on this Note shall be made as follows:

Borrower shall pay interest on the outstanding principal balance of this Note quarterly, on the fifth (5th) day of each January, April, July and October, with each payment in the amount of the accrued, but unpaid interest through the date immediately preceding such date. The entire principal balance and accrued but unpaid interest shall be paid in full on April 5, 2017 (the “Final Maturity Date”). Unless otherwise provided for in the Loan Agreement, principal payments under this Note are not due and payable until the Final Maturity Date.

This Note will not fully amortize over its term and provides for a balloon payment that will be due in full on the Final Maturity Date, and Borrower acknowledges that no provision or agreement has been made for the refinancing by Lender of the amount to be paid on such date.

3. Prepayment. The outstanding balance of this Note may be prepaid without premium in accordance with the Loan Agreement. To the extent Borrower makes optional principal reductions during the term of this Note in accordance with the Loan Agreement, such principal amounts may be re-advanced by Lender in accordance with, and subject to the terms and conditions of Loan Agreement so long as the outstanding principal balance under this Note at no time exceeds $4,785,000 (exclusive of accrued interest and advances made by Lender for the protection of the collateral or security for this Note). Borrower shall pay Lender the Facility Fee, as and when specified in the Loan Agreement. This Note is the Note referred to in the Loan Agreement, and is issued pursuant to the terms and conditions of the Loan Agreement. The Loan Agreement provides that Lender may, at its option, demand full payment of this Note if the outstanding principal balance of this Note is less than $100,000.

4. Calculation of Interest/Application of Payments. All interest on any indebtedness evidenced by this Note shall be calculated on the basis of a three hundred sixty (360) day year composed of twelve (12) thirty (30) day months. Interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable per annum rate, dividing the product so obtained by 360, and multiplying the result by the actual number of days elapsed. Calculating interest for partial months on the basis of a 360-day year results in more interest than if a 365-day year were used. All payments received shall, at Lender’s option, be applied to interest, to the reduction of unpaid principal, or to payment of other sums due under this Note or any instrument securing this Note. At the Lender’s option, any sums becoming due hereunder or under any instrument securing this Note may be added to the principal balance hereunder and shall bear interest as provided herein.

5. Security. This Note is secured by that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (the “Deed of Trust”) dated of even date herewith and recorded in the Official Records of Santa Cruz County, State of California, executed by Borrower, as Trustor, to Leon Moreno, Trustee, for the benefit of Lender, as Beneficiary. In the event the property described in said Deed of Trust (the “Property”) or any portion thereof or any interest therein be sold or conveyed or becomes subject to an agreement to sell or convey, other than transfers expressly permitted in the Loan Documents, prior to the time the indebtedness owing on this Note shall have been paid in full, then in any and all such events the entire indebtedness owing on this Note shall, at the option of Lender, become due and payable together with the Prepayment Premium. It is agreed that there are to be no additional liens or deeds of trust placed of record on the property described in the Deed of Trust (other than as permitted therein), without the prior written consent of Lender.

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6. Default Interest. If any part of the principal or interest is not paid when due, the unpaid installment or payment shall bear interest thereafter at an annual rate of SIXTEEN PERCENT (16.00%) per annum, but in no event higher than the maximum rate allowed under the law of the State of California applicable to this loan, if any (the “Default Interest Rate”).

7. Default/Acceleration. It is hereby agreed that if default be made in the payment of any of the installments of interest or principal aforesaid, at the time and place when and where the same become due and payable as aforesaid, or if default be made in any promise or agreement contained in any other document executed in connection with or to secure this Note (including, without limitation, an Event of Default under the Deed of Trust), then, at the option of the Lender, the principal sum, together with all accrued and unpaid interest thereon, shall at once become due and payable at the designated place of payment, and all amounts then owing shall thereafter bear interest at the “Default Interest Rate.” Any forbearance or failure to exercise this right shall not constitute a waiver of Lender’s right to exercise the right with respect to any such default and any subsequent default.

8. Costs and Expenses. In the event of default under this Note, Borrower agrees to pay all costs and expenses which may be incurred by Lender with respect to such default, including without limitation all costs and expenses of investigating the same and circumstances and events surrounding or relating thereto, fees charged by and expenses of professional consultants and advisers, including attorneys and accountants, costs of searching records, obtaining title reports, title insurance, trustee’s fees, and all other reasonable expenses incurred by Lender that are necessary at any time in Lender’s opinion for the protection of its interest and the enforcement of its rights. Attorneys’ fees shall include costs and expenses of legal advice with respect to the event of default, rights and remedies, negotiations with the undersigned and any other parties in interest, such as guarantors, other encumbrancers, receivers, trustees and the like, and attorneys’ fees and expenses with respect to any action which Lender may commence or in which it might appear, whether for the purpose of protecting or preserving Lender’s rights or to realize upon the lien of any security interest upon real or personal property, or both, by foreclosure or otherwise, and all attorneys’ fees and expenses in any review of or appeal from any such action and any other proceeding, including any bankruptcy or arbitration proceeding.

9. Interest Limitation. In the event the interest provisions hereof or any exaction provided for herein shall result for any reason and at any time during the term of this Note in an effective rate of interest which transcends the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied on principal immediately upon receipt and effect as though the payor had specifically designated such extra sums to be so applied to principal, and the holder of this Note shall accept such extra payment or payments as a premium-free prepayment. If any such amounts are in excess of the principal then outstanding, such excess shall be paid to Borrower. In no event shall any agreed-to or actual exaction as consideration for the Loan transcend the limits imposed or provided by the law applicable to this transaction or Borrower in the jurisdictions in which the real property collateral or any other security for payment of this Note is located for the use or detention of money or for forbearance in seeking its collection.

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10. Miscellaneous. This Note shall bind the heirs, personal representatives, successors and assigns of Borrower. The endorsers, guarantors, and sureties of this Note and each of them hereby waive diligence, demand, presentment for payment, notice of nonpayment, protest, and notice of protest, and specifically consent to and waive notice of any renewals or extensions of this Note, whether made to or in favor of the makers or any other person or persons. The pleading of any statute of limitations as a defense to any demand against endorsers, guarantors, and sureties is expressly waived by each and all of the said parties. This Note, and the documents executed in connection with this Note, may be transferred, assigned or hypothecated by Lender without the prior consent of the undersigned.

11. Business Purposes. This loan is a loan for business purposes and the proceeds hereof shall not be used primarily for personal, family or household purposes.

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This Note is made and executed under, and is in all respects to be governed by, the laws of the State of California, without regard to its choice of law rules.

BORROWER:

SAN ANDREAS ROAD WATSONVILLE, LLC, a California limited liability company

By:	Gladstone Land Limited Partnership,
a Delaware limited partnership,
its Manager

By:	Gladstone Land Corporation,
a Maryland corporation,
its General Partner

By:	/s/ David Gladstone
David Gladstone
Its Chief Executive Officer

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